Exhibit 99.2

ADVENT SOFTWARE, INC.

PART II

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Advent Software, Inc.,

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, stockholders’ (deficit) equity and cash flows present fairly in all material respects, the financial position of Advent Software, Inc. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
San Jose, California

February 24, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information discussed in Note 18, as to which the date is April 8, 2016

ADVENT SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$28,784	$33,828
Short-term marketable securities	7,298	—
Accounts receivable, net of allowance for doubtful accounts of $36 and $231, respectively	61,870	58,717
Deferred taxes, current	28,275	24,898
Prepaid expenses and other	24,984	30,114
Current assets of discontinued operation	—	100

Total current assets	151,211	147,657

Property and equipment, net	27,995	31,698
Goodwill	202,290	207,818
Other intangibles, net	18,803	27,392
Long-term marketable securities	1,874	—
Deferred taxes, long-term	18,358	23,020
Other assets	13,245	17,372
Noncurrent assets of discontinued operation	1,093	1,337

Total assets	$434,869	$456,294

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,041	$5,348
Dividends payable	6,750	—
Accrued liabilities	36,541	41,625
Deferred revenues	197,144	186,107
Income taxes payable	132	—
Current portion of long-term debt	20,000	20,000
Current liabilities of discontinued operation	572	600

Total current liabilities	273,180	253,680

Deferred revenues, long-term	6,972	7,809
Long-term income taxes payable	9,513	7,667
Long-term debt	200,000	285,000
Other long-term liabilities	7,821	11,171
Noncurrent liabilities of discontinued operation	2,170	2,782

Total liabilities	499,656	568,109

Commitments and contingencies (See Note 11)

Stockholders’ deficit:
Preferred stock; $0.01 par value: 2,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value: 120,000,000 shares authorized; 51,925,915 and 51,258,005 shares issued and outstanding	519	513
Additional paid-in capital	61,455	42,533
Accumulated deficit	(130,234)	(165,870)
Accumulated other comprehensive income	3,473	11,009

Total stockholders’ deficit	(64,787)	(111,815)

Total liabilities and stockholders’ deficit	$434,869	$456,294

The accompanying notes are an integral part of these consolidated financial statements.

ADVENT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31
	2014	2013	2012
Net revenues:
Recurring revenues	$365,290	$349,881	$324,627
Non-recurring revenues	31,530	33,078	34,192

Total net revenues	396,820	382,959	358,819

Cost of revenues:
Recurring revenues	80,369	70,590	68,953
Non-recurring revenues	30,380	40,044	43,505
Amortization of developed technology	6,772	9,087	10,258

Total cost of revenues	117,521	119,721	122,716

Gross margin	279,299	263,238	236,103

Operating expenses:
Sales and marketing	74,996	79,065	74,688
Product development	69,532	69,718	67,014
General and administrative	43,010	54,737	37,763
Amortization of other intangibles	3,391	3,775	3,825
Recapitalization costs	—	6,041	—
Restructuring charges	4,628	3,770	3,634

Total operating expenses	195,557	217,106	186,924

Income from continuing operations	83,742	46,132	49,179
Interest expense	(7,320)	(7,285)	(1,973)
Interest income and other expense, net	359	72	353

Income from continuing operations before income taxes	76,781	38,919	47,559
Provision for income taxes	26,518	10,167	17,328

Net income from continuing operations	$50,263	$28,752	$30,231

Discontinued operation:
Net (loss) income from discontinued operation (net of applicable taxes of $(32), $34 and $126, respectively)	(51)	50	184

Net income	$50,212	$28,802	$30,415

Basic net income per share:
Continuing operations	$0.98	$0.56	$0.60
Discontinued operation	—	—	—

Total operations	$0.97	$0.56	$0.60

Diluted net income per share:
Continuing operations	$0.94	$0.54	$0.58
Discontinued operation	—	—	—

Total operations	$0.94	$0.54	$0.58

Weighted average shares used to compute basic and diluted net income per share
Basic	51,546	51,207	50,614
Diluted	53,608	53,378	52,425

The accompanying notes are an integral part of these consolidated financial statements.

Net income per share is based on actual calculated values and totals may not sum due to rounding.

ADVENT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Years Ended December 31
	2014	2013	2012
Net income	$50,212	$28,802	$30,415
Other comprehensive income (loss), net of taxes
Foreign currency translation	(7,518)	970	3,156
Unrealized (loss) gain on marketable securities (net of applicable taxes of $12, $(20) and $(11), respectively)	(18)	9	4

Total other comprehensive (loss) income, net of taxes	(7,536)	979	3,160

Total comprehensive income	$42,676	$29,781	$33,575

The accompanying notes are an integral part of these consolidated financial statements.

ADVENT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity (Deficit)
Balances, December 31, 2011	50,997	$510	$429,734	$(154,053)	$6,870	$283,061
Stock-based award activity	786	8	(331)	—	—	(323)
Common stock repurchased and retired	(1,651)	(16)	(10,636)	(30,623)	—	(41,275)
Common stock issued under employee stock purchase plan	325	3	6,658	—	—	6,661
Stock-based compensation	—	—	21,047	—	—	21,047
Tax shortfall from exercise of stock options	—	—	(672)	—	—	(672)
Tax benefit from exercise of stock options	—	—	7,785	—	—	7,785
Net income	—	—	—	30,415	—	30,415
Unrealized gain on marketable securities	—	—	—	—	4	4
Foreign currency translation adjustments	—	—	—	—	3,156	3,156

Balances, December 31, 2012	50,457	$505	$453,585	$(154,261)	$10,030	$309,859

Stock-based award activity	2,118	21	7,641	—	—	7,662
Common stock repurchased and retired	(1,600)	(16)	(829)	(40,411)	—	(41,256)
Common stock issued under employee stock purchase plan	283	3	6,290	—	—	6,293
Stock-based compensation	—	—	39,624	—	—	39,624
Tax shortfall from exercise of stock options	—	—	(1,122)	—	—	(1,122)
Tax benefit from exercise of stock options	—	—	7,477	—	—	7,477
Cash dividends declared on common stock	—	—	(470,133)	—	—	(470,133)
Net income	—	—	—	28,802	—	28,802
Unrealized gain on marketable securities	—	—	—	—	9	9
Foreign currency translation adjustments	—	—	—	—	970	970

Balances, December 31, 2013	51,258	$513	$42,533	$(165,870)	$11,009	$(111,815)

Stock-based award activity	935	9	(2,066)	—	—	(2,057)
Common stock repurchased and retired	(515)	(5)	(560)	(14,576)	—	(15,141)
Common stock issued under employee stock purchase plan	248	2	6,360	—	—	6,362
Stock-based compensation	—	—	25,904	—	—	25,904
Tax shortfall from exercise of stock options	—	—	(818)	—	—	(818)
Tax benefit from exercise of stock options	—	—	10,257	—	—	10,257
Cash dividends declared on common stock	—	—	(20,155)	—	—	(20,155)
Net income	—	—	—	50,212	—	50,212
Unrealized loss on marketable securities	—	—	—	—	(18)	(18)
Foreign currency translation adjustments	—	—	—	—	(7,518)	(7,518)

Balances, December 31, 2014	51,926	$519	$61,455	$(130,234)	$3,473	$(64,787)

The accompanying notes are an integral part of these consolidated financial statements.

ADVENT SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31
	2014	2013	2012
Cash flows from operating activities:
Net income	$50,212	$28,802	$30,415
Adjustment to net income for discontinued operation net income	51	(50)	(184)

Net income from continuing operations	50,263	28,752	30,231

Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Stock-based compensation	29,371	48,179	20,801
Excess tax benefit from stock-based compensation	(10,257)	(7,477)	(7,785)
Depreciation and amortization	21,201	24,393	25,879
Amortization of debt issuance costs	1,446	947	381
(Reduction of) provision for doubtful accounts	(30)	278	403
(Reduction of) provision for sales return reserves	(521)	(306)	1,154
Loss on disposal of fixed assets	2,786	—	—
Deferred income taxes	11,439	4,589	5,230
Other	(1,226)	29	(252)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,123)	2,074	575
Prepaid and other assets	7,910	(1,762)	822
Accounts payable	5,938	27	(5,368)
Accrued liabilities	(11,492)	(6,089)	(2,055)
Deferred revenues	10,720	11,047	7,151
Income taxes payable	733	(6,117)	9,453

Net cash provided by operating activities from continuing operations	115,158	98,564	86,620

Cash flows from investing activities:
Cash used in acquisitions, net of cash acquired	—	—	(700)
Purchases of property and equipment	(8,973)	(5,616)	(6,369)
Capitalized software development costs	(1,873)	(1,995)	(2,137)
Purchases of marketable securities	(9,240)	(57,863)	(220,994)
Sales and maturities of marketable securities	100	228,619	118,588
Change in restricted cash	(173)	—	95

Net cash (used in) provided by investing activities from continuing operations	(20,159)	163,145	(111,517)

Cash flows from financing activities:
Proceeds from common stock issued from exercises of stock options	4,562	19,495	5,173
Proceeds from common stock issued under the employee stock purchase plan	6,362	6,293	6,661
Excess tax benefits from stock-based compensation	10,257	7,477	7,785
Withholding taxes related to equity award net share settlement	(6,619)	(11,833)	(5,496)
Proceeds from debt	—	375,000	50,000
Repayment of debt	(85,000)	(165,000)	(5,000)
Debt issuance costs	—	(5,725)	—
Common stock repurchased and retired	(15,141)	(41,256)	(41,275)
Payment of cash dividend	(13,405)	(470,133)	—

Net cash (used in) provided by financing activities from continuing operations	(98,984)	(285,682)	17,848

Net cash transferred to discontinued operation	(347)	(375)	(561)

Effect of exchange rate changes on cash and cash equivalents	(712)	(41)	302
Net change in cash and cash equivalents from continuing operations	(5,044)	(24,389)	(7,308)
Cash and cash equivalents of continuing operations at beginning of period	33,828	58,217	65,525

Cash and cash equivalents of continuing operations at end of period	$28,784	$33,828	$58,217

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$11,370	$14,083	$2,988
Cash paid for interest	$5,882	$5,665	$1,737

Cash flow from discontinued operation:
Net cash used in operating activities	$(347)	$(375)	$(561)
Net cash transferred from continuing operations	$347	$375	$561

The accompanying notes are an integral part of these consolidated financial statements.

ADVENT SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Business description: Advent Software, Inc. and its subsidiaries (collectively “Advent” or the “Company”) provide software products, Software-as-a-Service (“SaaS”), data and data interfaces and related maintenance and services that automate, integrate and support certain mission-critical functions of the front, middle and back offices of investment management organizations. Advent’s clients vary significantly in size and assets under management and include investment advisors, asset managers, brokerage firms, hedge funds, foundations and endowments and banks.

Basis of presentation: The consolidated financial statements include the accounts of Advent and its subsidiaries after elimination of all intercompany transactions and amounts. The Company has prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Divestiture of the MicroEdge segment and discontinued operation reclassification: On October 1, 2009, Advent completed the sale of MicroEdge, Inc. (“MicroEdge”) a wholly-owned subsidiary of the Company. The assets, liabilities and results of MicroEdge have been reclassified as a discontinued operation in the consolidated financial statements for all periods presented. The results of operations and the related charges for the discontinued operation are classified as “Net income (loss) from discontinued operation, net of applicable taxes” in the accompanying consolidated statements of operations. Refer to Note 3 “Discontinued Operation” to these Notes to Consolidated Financial Statements for additional information on the Microedge discontinued operation.

Year End: Advent’s fiscal year begins on January 1 and ends on December 31.

Foreign currency translation: The functional currencies of the Company’s foreign subsidiaries are their local currencies. All assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the closing exchange rate on the balance sheet date and equity balances are translated at historical rates. Revenues, costs and expenses in foreign functional currencies are translated at the average rate of exchange during the period.

Foreign currency measurement: Assets and liabilities denominated in a currency other than the functional currency are re-measured into the functional currency using the closing exchange rate on the balance sheet date, with gains and losses recorded in “Interest income and other expense, net” in the consolidated statement of operations.

Use of estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the financial statements and actual results could differ from those estimates. Advent believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements: Business combinations; Goodwill impairment; Revenue recognition and Deferred revenues; Income taxes; Restructuring charges and related accruals; Impairment of long-lived assets; Legal contingencies; Sales returns and accounts receivable allowances; and Stock-based compensation.

Cash equivalents: Cash equivalents are comprised of highly liquid investments purchased with an original or remaining maturity of 90 days or less at the date of purchase.

Marketable securities: Marketable securities consist primarily of U.S. government and U.S. Government Sponsored Entities (GSEs) securities and high credit quality corporate debt securities not otherwise classified as cash equivalents. All marketable securities are considered available-for-sale and are carried at fair value on the Company’s consolidated balance sheets. Short-term marketable securities mature twelve months or less from the date of the balance sheet and long-term marketable securities mature greater than twelve months from the date of the balance sheet.

Advent periodically reviews the realizability of each short-term and long-term marketable security when impairment indicators exist with respect to the security. If an other-than-temporary impairment of value of the security exists, the carrying value of the security is written down to its estimated fair value. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition, credit quality and near-term prospects of the investee, and Advent’s ability and intention to hold the securities for a period of time sufficient to allow for any anticipated recovery in market value.

Product development: Product development expenses consist primarily of salary, benefits and stock-based compensation for the Company’s development and technical support staff, contractors’ fees and other costs associated with the enhancements of existing products and services and development of new products and services. Costs incurred for software development prior to technological feasibility are expensed as product development costs in the period incurred. Once the point of technological feasibility is reached, which is generally the completion of a working prototype that has no critical bugs and is a release candidate, development costs are capitalized until the product is ready for general release and are classified within “Other intangibles, net” in the accompanying consolidated balance sheets. The Company amortizes capitalized software development costs using the greater of the ratio of the products’ current gross revenues to the total of current gross revenues and expected gross revenues or on a straight-line basis over the estimated economic life of the related product, which is typically three years.

Capitalization of internal use software: Certain costs related to computer software developed or obtained for internal use (including for use in providing SaaS) are capitalized and classified within “Property and equipment, net” in the accompanying consolidated balance sheets. The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs included external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees, who are directly associated with the development of the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and is ready for its intended purpose. Costs related to preliminary project activities and post implementation activities are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. The Company depreciates internal use software costs on a straight-line basis over the assets’ estimated useful lives, which typically range from three to seven years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Property and equipment: Property and equipment are stated at cost, less accumulated depreciation and amortization in the Company’s consolidated balance sheets. Advent calculates depreciation and amortization using the straight-line method over the assets’ estimated useful lives. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful life of the assets or the remaining lease term. The cost and related accumulated depreciation applicable to property and equipment sold or no longer in service are eliminated from the accounts and any gains or losses are included in operating expenses. Useful lives by principal classifications are as follows:

Computer equipment and software	3 to 7 years
Leasehold improvements	Shorter of useful life or remaining lease term
Furniture and fixtures	3 to 5 years
Telephone system	3 to 5 years

Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred.

Goodwill impairment: Advent reviews its goodwill for impairment annually as of November 1, and more frequently if an event or circumstance indicates that an impairment loss has occurred. Goodwill is tested for impairment at the reporting unit level. Advent determined that it has one reporting unit for the goodwill impairment testing performed as of November 1, 2014 and 2013.

Advent’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If Advent determines, based on the qualitative factors, that the fair value of the reporting unit is not more likely than not greater than the carrying amount, then the quantitative goodwill impairment test is required and is performed.

The quantitative test for goodwill impairment is a two-step process. The first step compares the fair value of each reporting unit with its respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. The second step, used to measure the amount of impairment loss, compares the implied fair value of each reporting unit’s goodwill with the respective carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess.

Determining the fair value of a reporting unit is subjective and requires judgment at many points during the test including the development of future revenue and expense forecasts used to calculate future cash flows, the selection of risk-adjusted discount rates, and determination of market comparable entities.

Accounting for long-lived assets: Advent reviews its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

Recoverability is measured by comparing the carrying amount of the assets to the expected future undiscounted net cash flows to be generated by those assets. If such assets are considered to be impaired, the impairment to be recognized is measured based on the amount by which the carrying amount of the asset exceeds its fair value.

Finite-lived intangible assets mainly represent completed technology, distributor licenses, customer lists, trademark/tradenames and non-compete agreements acquired in business combinations. These assets are amortized on a straight-line basis over their estimated useful lives as follows:

Purchased technology	4 to 6 years
Customer relationships	4 to 8 years
Other intangibles	3 to 7 years

Revenue recognition and deferred revenues: Advent recognizes revenue from term license, maintenance and other recurring revenues; perpetual license fees, professional services and other. Advent offers a wide variety of products and services to a large number of financially sophisticated customers. While many of the Company’s license transactions, maintenance contracts, subscription-based transactions and professional services projects conform to a standard structure, many of the larger transactions are complex and may require significant review and judgment in the application of GAAP.

Software license fees. Advent recognizes revenue from the licensing of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is probable. Advent generally uses a signed license agreement as evidence of an arrangement. Sales through the Company’s distributors are evidenced by a master agreement governing the relationship together with binding order forms and signed contracts from the distributor’s customers. Revenue is recognized once delivery to the distributor’s customer has taken place and when all other revenue recognition criteria have been met. Delivery occurs upon notification that software is available for electronic download through a fulfillment vendor, or when a product is delivered to a common carrier F.O.B shipping point, or upon confirmation that product delivered F.O.B shipping destination has been received. Some of the Company’s arrangements include acceptance provisions; if such acceptance provisions are present, delivery is deemed to occur upon acceptance. Advent assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction. Advent assesses whether the collectability of the resulting receivable is probable based on a number of factors, including the credit worthiness of the customer determined through a credit review process, including credit reporting agency reports, publicly available customer information, financial statements and other available information and pertinent country risk if the customer is located outside the United States. The Company’s standard payment terms are due at 180 days or less, but payment terms may vary based on the country in which the agreement is executed. Software licenses are sold with maintenance, and often professional services.

Advent typically licenses its products on a per server, per user basis with the price per customer varying based on the selection of the products licensed, the assets under administration, the number of site installations and the number of authorized users.

Advent categorizes revenues in its consolidated statements of operations as recurring revenues and non-recurring revenues. Recurring revenues are comprised of term license, perpetual maintenance arrangements and other recurring revenue (which includes revenues from Black Diamond, Advent OnDemand and incremental Assets Under Administration fees from perpetual licenses). Non-recurring revenues are comprised of perpetual license fees, professional services and other revenue.

Recurring Revenues:

Recurring product revenues for fiscal 2014, 2013 and 2012 were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Term license revenues	$194,169	$180,479	$159,940
Perpetual maintenance revenues	64,100	65,412	67,063
Other recurring revenues	107,021	103,990	97,624

Total recurring revenues	$365,290	$349,881	$324,627

•	Term licenses

Term license contracts include both the software license and maintenance. Advent offers multi-year term licenses by which a customer makes a binding commitment that typically spans three years. For multi-year term licenses, Advent has not established vendor specific objective evidence (“VSOE”) of fair value for the software license and maintenance components and, as a result, in situations where the Company is also performing related professional services, it defers all revenue and directly-related expenses under the arrangement until the implementation services and the remaining services are substantially complete. At the point professional services are substantially completed, Advent recognizes a pro-rata amount of the term license revenue, professional services fees earned and related expenses, based on the elapsed time from the start of the term license to the substantial completion of professional services. Advent determines this by applying management judgment. Term license revenue for the remaining contract years, the remaining deferred professional services revenue and related expenses are recognized ratably over the remaining contract length. When multi-year term licenses are sold and do not include related professional services, Advent recognizes the entire term license revenue ratably over the period of the contract term from the effective date of the license agreement assuming all other revenue recognition criteria have been met.

•	Assets Under Administration Revenues

Certain of Advent’s perpetual and term license contracts include asset-based fee structures that provide additional revenues based on the assets that the client administers using the Company’s software, referred to as assets under administration (“AUA”). Contracts containing an AUA fee structure have a defined measurement period (quarterly or annually) which requires the client to self-report actual AUA in arrears of the specified period. The Company recognizes term AUA contract minimum fees over the period of service. AUA fees above the stated minimum fee for the same period are considered incremental fees. Because incremental fees are neither determinable nor due and payable until the conclusion of the measurement period and reported, they are both earned and recognized upon completion of the measurement period and receipt of the report, on a quarterly or annual basis. Incremental fees from both term AUA and perpetual AUA contracts are included in “Recurring revenues” in the consolidated statements of operations.

•	Maintenance

Advent offers annual maintenance programs on perpetual licenses that provide for technical support and updates to the Company’s software products. Maintenance fees are bundled with perpetual license fees in the initial licensing period and charged separately for renewals of annual maintenance in subsequent years. Fair value for maintenance is based upon either renewal rates stated in the contracts or separate sales of renewals to customers. Revenue is recognized ratably, or daily, over the term of the maintenance period, which is typically one year. Other Recurring Revenues

•	Other Recurring Revenues

Other recurring revenues include revenues from the Company’s SaaS services, data services and other recurring revenue transactions.

SaaS services include Advent OnDemand, Advent OnDemand with Data Management, and Black Diamond. Advent OnDemand is the hosting and SaaS delivery of the Company’s suite of investment management solutions. Advent recognizes revenue ratably over the period of service which is generally one year. Advent OnDemand with Data Management services include access to software on a SaaS basis as well as full account aggregation, daily portfolio reconciliation, corporate actions processing and reference data management. The Company prices this comprehensive service offering based on the number of accounts managed for each customer. Advent measures the number of accounts quarterly in arrears and recognizes revenue for these services as they are performed. Black Diamond offers a platform that provides outsourced daily reconciliation and data management services as well as portfolio management and reporting delivered through an online web-based application. The Company prices Black Diamond services based on the number of customer’s accounts and the daily average of the assets under management (“AUM”) within those accounts. The Company measures the number of accounts and AUM within customer accounts monthly in arrears and recognizes revenues for these services as they are performed.

Advent’s data services revenues include Advent Custodial Data, Advent Corporate Actions and Advent Index Data. The Company recognizes revenue from data services either ratably over the subscription period or as the transactions occur within the subscription, based on the terms of the arrangement.

The Company recognizes revenue from other recurring revenue transactions either ratably over the subscription period or as the transactions occur, based on the terms of the arrangement. The Company’s SaaS-based products are included in “Recurring revenues” in the Company’s consolidated statements of operations.

Non-Recurring Revenues:

Non-recurring services revenues for fiscal 2014, 2013 and 2012 were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Professional services and other revenues	$29,623	$30,866	$31,280
Perpetual license fees	1,907	2,212	2,912

Total non-recurring revenues	$31,530	$33,078	$34,192

•	Professional services and other revenues

Advent offers a variety of professional services that include project management, implementation, data conversion, integration, custom report writing and training. The Company establishes VSOE of fair value for professional services upon separate sales of these services to customers. Professional services are generally billed on a time and materials basis using hourly rates together with reimbursement for travel and accommodation expenses. The Company recognizes revenue as these professional services are performed except in the case of multi-year term license contracts which are described in the “Term licenses” section above. Certain professional services arrangements involve acceptance criteria. In these cases, revenue and related expenses are recognized upon acceptance. Occasionally, professional services are performed under a fixed fee arrangement. For these arrangements, the Company defers revenue and related expenses until the services are complete. Professional services and other revenues also include revenue from the Company’s user conferences which is recognized upon completion of the conference.

•	Perpetual licenses

Advent allocates revenue to delivered elements, normally the license component of the arrangement, using the residual method, based on VSOE of fair value of the undelivered elements (generally the maintenance and professional services elements), which is specific to the Company. Advent determines the fair value of the undelivered elements based on the historical evidence of the Company’s stand-alone sales of these elements to third parties and/or renewal rates. If VSOE of fair value does not exist for any undelivered elements, then the entire arrangement fee is deferred until delivery of that element has occurred unless the only undelivered element is maintenance. Revenues from perpetual licenses are included in “Non-recurring revenues” in the Company’s consolidated statements of operations.

Deferred revenues: Deferred revenue consists of billings or payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met. The Company generally invoices its customers annually or in monthly or quarterly installments and deferred revenues can be influenced by seasonality and timing of renewals. Deferred revenue that will be recognized during the succeeding 12-month periods is recorded as current deferred revenue, and the remaining portion is recorded as non-current deferred revenue.

The following table sets forth the composition of deferred revenues (in thousands):

	December 31
	2014	2013
Term license deferred revenue	$107,814	$99,473
Term implementations deferred revenue	41,632	40,221
Perpetual license/maintenance deferred revenue	28,883	32,657
Other recurring deferred revenue	25,787	21,565

Total	$204,116	$193,916

Directly related expenses: When Advent defers service revenues, it also defers the direct costs incurred in the delivery of those services to the extent those costs are recoverable through future revenues, on non-cancelable contracts, as prepaid contract expense. Advent recognizes those deferred costs as costs of professional services revenues proportionally and over the same period that the deferred revenue is recognized as service revenue. When Advent defers license revenue, the Company defers the direct incremental costs incurred as a result of selling the contract (i.e. sales commissions earned by the sales force as a part of their overall compensation) because those costs would not have been incurred but for the acquisition of that contract. Advent recognizes those costs as sales and marketing expense proportionally and over the same period as the license revenues.

Allowance for doubtful accounts and sales returns: Advent analyzes specific accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Advent had allowances for doubtful accounts of $36,000, $0.2 million and $0.1 million as of December 31, 2014, 2013 and 2012, respectively.

Advent also analyzes customer demand and acceptance of product and historical returns when evaluating the adequacy of the allowance for sales returns, which are not generally provided to customers. Allowances for sales returns are accounted for as reductions to net revenues and increases to reserves within deferred revenues. Advent’s standard practice is to enforce its contract terms and not allow its customers to return software. The Company has, however, allowed customers to return software on a limited case-by-case basis. The Company generally only provides a contractual limited right of return to the end-user customer under the Company’s shrink-wrap and click-through licenses. Those agreements provide for a right of return within seven days of delivery or availability of the software.

Advent has the ability to estimate returns based on a long history of experience with relatively homogenous transactions and the fact that the return period is short. The Company has recorded sales return provisions as offsets to revenue in the period the sales return becomes probable. The estimates for returns are adjusted periodically based upon historical rates of returns, terminations and cancellations. Advent has a methodology for calculating the value of reserves that takes the previous 12 months of experience into account. Advent had allowances for sales returns of $2.1 million, $2.7 million and $3.0 million as of December 31, 2014, 2013 and 2012, respectively.

Advertising costs: The Company expenses advertising costs as incurred and classifies these costs as sales and marketing expense. Total advertising expenses were $0.5 million, $0.8 million and $0.6 million for fiscal 2014, 2013 and 2012, respectively.

Stock-based compensation: Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Advent uses the Black-Scholes option pricing model to determine the fair value of stock options, stock appreciation rights (“SARs”) and employee stock purchase plan shares. The fair value of the Company’s restricted stock units is calculated based on the fair market value of Advent’s stock on the date of grant. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by Advent’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include Advent’s expected stock price volatility over the term of the awards, actual and projected employee exercise behaviors, risk-free interest rate and expected dividends.

As the stock-based compensation expense recognized on the consolidated statements of operations for fiscal 2014, 2013 and 2012 is based on awards ultimately expected to vest, such amount has been reduced for estimated forfeitures at the time of grant and is revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on the Company’s historical experience over the last five years.

Advent assesses on a quarterly basis the adequacy of the Company’s pool of windfall tax benefits to determine if there are any deficiencies which require recognition in the Company’s consolidated statements of operations.

Restructuring charges and related accruals: Advent has developed and implemented formalized plans for restructuring the business to better align its resources to market conditions and recorded charges resulting from the restructuring plans. In connection with the restructuring plans, Advent has recorded estimated expenses for severance and benefits, lease cancellations, asset write-offs and other restructuring costs. Given the significance and timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made, including evaluating real estate market conditions for expected vacancy periods and sub-lease rental income. Advent continually evaluates the adequacy of the remaining liabilities under the restructuring initiatives. Although the Company believes that these estimates accurately reflect the costs of the restructuring plans, actual results may differ, thereby requiring Advent to record additional provisions or reverse a portion of such provisions.

Recapitalization costs: In conjunction with the Special Dividend declared in June 2013, debt modification and equity award modification, Advent incurred costs related to advisory fees from third parties including financial advisory, legal and valuation fees. Advent expenses recapitalization costs as incurred and are reported as a separate line item on the Company’s consolidated statements of operations. Refer to Note 4 “Special Dividend” to these Notes to Consolidated Financial Statements for additional information.

Income taxes: Advent accounts for worldwide income taxes under an asset and liability approach that requires the expected future tax consequences of temporary differences between book and tax bases of assets and liabilities be recognized as deferred tax assets and liabilities. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more likely than not to be realized.

The Company has elected to use the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the impact of stock-based awards on other tax attributes, such as the research tax credit, through the consolidated statements of operations.

Net income per share: Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for that period. Diluted net income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential shares consist of incremental common shares issuable upon exercise of stock options and stock appreciation rights, vesting of restricted stock units and conversion of preferred stock (none outstanding) for all periods, except in situations where their inclusion would be anti-dilutive.

Comprehensive income: Comprehensive income consists of net income, foreign currency translation and unrealized gains or losses on available-for-sale marketable securities, net of tax, and is presented in the Company’s consolidated statements of comprehensive income.

Segment information: The Company operates under a single reportable segment: Advent Investment Management. Refer to Note 15 “Segment, Significant Customer and Geographic Information” to these Notes to Consolidated Financial Statements, for additional information about the segment.

Sales outside the U.S., which are based on the location to which the product is shipped or services are delivered, represented 19%, 18%, and 17% of the Company’s net revenues for fiscal 2014, 2013 and 2012, respectively. No single customer accounted for more than 10% of net revenues for fiscal 2014, 2013 and 2012.

Certain risks and concentrations: Product revenues are concentrated in the investment management software industry, which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies could adversely affect operating results. Additionally, Advent derives a significant portion of its revenues from its Geneva, APX, Axys and Moxy applications and ancillary products and services, and therefore their market acceptance is essential to the Company’s success.

Financial instruments that potentially subject the Company to concentrations of credit risks comprise, principally, cash, cash equivalents, trade accounts receivable and debt. Advent invests excess cash through banks, mutual funds, and brokerage houses primarily in highly liquid securities and has investment policies and procedures that attempt to minimize credit risk.

With respect to accounts receivable, Advent performs ongoing credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. At December 31, 2014 and 2013, no single customer accounted for more than 10% of accounts receivable.

Common stock repurchases: Advent accounts for common stock repurchases by allocating the cash paid in excess of par value to additional paid-in capital and accumulated deficit. The Company calculates the average additional paid-in capital per outstanding share at the beginning of each monthly period in which stock was repurchased and records the difference between the repurchase price per share and the sum of the par value and average paid-in capital per share as an increase to accumulated deficit.

Fair value measurements: Advent measures its cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities and debt at fair value. Additional disclosures regarding the Company’s fair value measurements are included in Note 16 “Fair Value Measurements”.

Recent accounting pronouncements: With the exception of the below, there have been no recent accounting pronouncements or changes in accounting pronouncements during year ended December 31, 2014 that are of significance, or potential significance, to the Company’s consolidated financial statements.

In April 2014 the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This update raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures for discontinued operations and disposals that do not meet the definition of a discontinued operation. ASU 2014-08 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014, which means that it will be effective for Advent’s fiscal year beginning January 1, 2015. Early adoption of ASU 2014-08 is permitted, but only for disposals or assets held for sale that have not been reported in previously issued (or available to be issued) financial statements. Advent has not early adopted the provisions of ASU 2014-08. Advent expects to adopt this new standard in the first quarter of fiscal year 2015 and does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles when it becomes effective. ASU 2014-09 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2016, which means that it will be effective for Advent’s fiscal year beginning January 1, 2017. Companies may use either a full retrospective or a modified retrospective approach to adopt the standard and early adoption is not permitted. The Company is evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015, which means that it will be effective for Advent’s fiscal year beginning January 1, 2016. Early adoption of ASU 2014-12 is permitted. The Company will adopt ASU 2014-12 effective January 1, 2016 and does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for the annual reporting period ending after December 15, 2016, and for annual and interim periods thereafter, which means that it will be effective for Advent’s fiscal year beginning January 1, 2017. Early adoption of ASU 2014-15 is permitted. The Company will adopt ASU 2014-15 effective January 1, 2017 and does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

Note 2 - Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities primarily consist of money market mutual funds, U.S. government and U.S. Government Sponsored Entities (GSEs) securities, foreign government debt securities and high credit quality corporate debt securities. All marketable securities were considered available-for-sale and were carried at fair value on the Company’s consolidated balance sheet. Short-term marketable securities mature twelve months or less, and long-term marketable securities mature greater than twelve months, from the date of the consolidated balance sheet.

At December 31, 2013, the Company had no marketable securities. Marketable securities at December 31, 2014 are summarized as follows (in thousands):

Balance at December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses Less than 12 Months	Gross Unrealized Losses 12 Months or Longer	Aggregate Fair Value
Corporate debt securities	$7,184	$—	$—	$(22)	$7,162
U.S. government debt securities	1,347	—	—	(6)	1,341
Municipal bonds	671	—	—	(2)	669

Total	$9,202	$—	$—	$(30)	$9,172

The following table summarizes the contractual maturities of marketable securities at December 31, 2014 (in thousands):

	Amortized Cost	Aggregate Fair Value
Matures in less than one year	$7,320	$7,298
Matures in one to three years	1,882	1,874

Total	$9,202	$9,172

The following table summarizes marketable securities with unrealized losses by contractual maturity dates at December 31, 2014 (in thousands):

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Corporate debt securities	$6,762	$(22)	$—	$—	$6,762	$(22)
US government debt securities	1,342	(6)	—	—	1,342	(6)
Municipal bonds	669	(2)	—	—	669	(2)

Total	$8,773	$(30)	$—	$—	$8,773	$(30)

Advent regularly reviews its investment portfolio to identify and evaluate investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition, credit quality and near-term prospects of the investee, and Advent’s ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

For fixed income securities that have unrealized losses as of December 31, 2014, the Company has determined that (i) it does not have the intent to sell any of these investments while in a loss position and (ii) it is not more likely than not that it will be required to sell any of these investments before recovery of the entire amortized cost basis. In addition, the Company has evaluated these fixed income securities and has determined that no credit losses exist. As of December 31, 2014, all securities in an unrealized loss position have been in an unrealized loss position for less than one year. The Company’s management has determined that the unrealized losses on its fixed income securities as of December 31, 2014 were temporary in nature. Unrealized gains and losses are a component of “Accumulated other comprehensive income” in the accompanying consolidated balance sheet as of December 31, 2014.

During fiscal 2014, 2013 and 2012, $0.1 million, $228.6 million and $118.6 million, respectively, of marketable securities were sold or matured, which did not have any associated material gross realized gains or losses.

Note 3 - Discontinued Operation

During 2009, the Company discontinued the operations of its wholly-owned subsidiary, MicroEdge, Inc. (“MicroEdge”). In connection with the sale of MicroEdge, the Company vacated its MicroEdge facilities in New York and entered into a sub-lease agreement with the purchaser, whereby the purchaser contracted to sub-lease the premises through the end of the amended lease term in November 2018.

The following table sets forth an analysis of the components of the restructuring charges related to the Company’s discontinued operation and the payments and non-cash charges made against the accrual during fiscal 2014 and 2013 (in thousands):

Facility Exit Costs
Balance of restructuring accrual at December 31, 2012	$4,030
Restructuring charges	(197)
Cash payments	(598)
Adjustment of prior restructuring costs	116

Balance of restructuring accrual at December 31, 2013	$3,351
Restructuring charges	20
Cash payments	(724)
Adjustment of prior restructuring costs	95

Balance of restructuring accrual at December 31, 2014	$2,742

Of the remaining restructuring accrual of $2.7 million at December 31, 2014, $0.7 million is included in “Current liabilities of discontinued operation” in the accompanying consolidated balance sheet. The facility exit costs related to the discontinued operation will be paid over the remaining lease term through November 2018.

Net revenues and income from the Company’s discontinued operation were as follows for the periods presented (in thousands):

	Fiscal Years
	2014	2013	2012
Net revenues	$—	$—	$—

Income from operation of discontinued operation (net of applicable taxes of ($32), $34 and $126, respectively)	$(51)	$50	$184

The following table sets forth the assets and liabilities of the MicroEdge discontinued operation included in the consolidated balance sheets of the Company (in thousands):

	December 31
	2014	2013
Assets:
Prepaid rent	$—	$100

Total current assets of discontinued operation	$—	$100

Deferred taxes, long-term	$1,093	$1,337

Total noncurrent assets of discontinued operation	$1,093	$1,337

Liabilities:
Accrued expenses and taxes	$572	$600

Total current liabilities of discontinued operation	$572	$600

Accrued restructuring, long-term portion	$2,170	$2,782

Total noncurrent liabilities of discontinued operation	$2,170	$2,782

Note 4 - Special Dividend

On June 13, 2013, the Company’s Board of Directors declared a one-time special cash dividend (the “Special Dividend”) of $9.00 per share payable on each Common Share to stockholders of record at the close of business on July 1, 2013 (the “Dividend Record Date”). Based on the 52,237,055 shares of common stock outstanding on the Dividend Record Date, the dividend totaled $470.1 million and was paid to stockholders on July 9, 2013. The dividend reduced additional paid-in capital as the Company did not have retained earnings.

The Company financed the Special Dividend with cash, cash equivalents and marketable securities as well as borrowings under its Restated Credit Agreement. Refer to Note 9, “Debt” for additional information about the Company’s Restated Credit Agreement.

Note 5 - Balance Sheet Detail

Prepaid expenses and other

The following is a summary of prepaid expenses and other assets (in thousands):

	December 31
	2014	2013
Prepaid contract expense	$9,766	$10,139
Deferred commissions	6,665	6,552
Prepaid income tax	—	2,659
Debt issuance costs	1,438	1,417
Other	7,115	9,347

Total prepaid expenses and other	$24,984	$30,114

Property and equipment, net

The following is a summary of property and equipment, net (in thousands):

	December 31
	2014	2013
Computer systems	$29,426	$30,016
Computer software	39,293	31,515
Leasehold improvements	29,549	35,978
Furniture and fixtures	8,266	9,779
Construction in process	1,955	1,359

Property and equipment, gross	$108,489	$108,647
Accumulated depreciation	(80,494)	(76,949)

Property and equipment, net	$27,995	$31,698

Depreciation expense was $11.0 million, $11.5 million and $11.8 million for fiscal 2014, 2013 and 2012, respectively. Costs of $8.0 million, $3.5 million and $1.6 million related to the development of internal use software were capitalized in 2014, 2013 and 2012, respectively, and are included in “Computer software” in the table above.

Other assets

The following is a summary of other assets (in thousands):

	December 31
	2014	2013
Prepaid contract expense, long-term	$3,770	$4,466
Debt issuance costs	3,483	4,899
Long-term deferred commissions	2,919	4,098
Deposits	2,915	2,608
Other	158	1,301

Total other assets	$13,245	$17,372

Deposits include a restricted cash balance of $1.5 million and $1.3 million at December 31, 2014 and 2013, respectively, related to the Company’s San Francisco headquarters, and facilities in Boston and New York. Refer to Note 11 “Commitments and Contingencies” to these Notes to Consolidated Financial Statements, for additional information.

Dividends Payable

In December 2014, Advent’s Board of Directors (the “Board”) declared a cash dividend of $0.13 per common share payable to shareholders of record as of December 31, 2014. On January 15, 2015, the Company paid this dividend which totaled $6.8 million. Any future dividends are subject to the approval of the Board, and restricted by the terms of the Merger Agreement.

Accrued liabilities

The following is a summary of accrued liabilities (in thousands):

	December 31
	2014	2013
Salaries and benefits payable	$21,381	$26,425
Accrued dividend equivalents on restricted stock units	3,404	3,171
Deferred rent, current portion	1,998	2,138
Accrued restructuring, current portion	61	998
Other	9,697	8,893

Total accrued liabilities	$36,541	$41,625

As part of the modification of equity awards in 2013 as further described in Note 12, “Stock-based compensation”, holders of certain restricted stock units (RSUs) have the right to receive $9.00 per RSU upon vesting.

Other long-term liabilities

The following is a summary of other long-term liabilities (in thousands):

	December 31
	2014	2013
Deferred rent	$5,814	$8,677
Long-term deferred tax liability	1,442	1,982
Other	565	512

Total other long-term liabilities	$7,821	$11,171

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, net of related taxes, were as follows (in thousands):

	December 31
	2014	2013
Accumulated foreign currency translation adjustments	$3,491	$11,009
Accumulated net unrealized loss on marketable securities	(18)	—

Accumulated other comprehensive income, net of taxes	$3,473	$11,009

Note 6 - Goodwill

The changes in the carrying value of goodwill for fiscal 2014 and 2013 were as follows (in thousands):

Goodwill
Balance at December 31, 2012	$206,932
Translation adjustments	886

Balance at December 31, 2013	$207,818
Translation adjustments	(5,528)

Balance at December 31, 2014	$202,290

Translation adjustments reflect the impact of translating goodwill balances denominated in various foreign currencies to the U.S. Dollar. In 2014, the U.S. Dollar strengthened versus other currencies resulting in translation adjustments of $(5.5) million translation. In 2013, the U.S. Dollar weakened versus other currencies resulting in translation adjustments of $0.9 million.

During the fourth quarter of 2014, Advent completed the qualitative goodwill impairment test utilizing step zero, which involved assessing financial factors, including Advent’s market capitalization and profitability and deviations from projected results, as well as other business factors, including assessing the current business environment, changes in the operation of its reporting unit and the results of the prior year goodwill impairment test. Based on the results of this qualitative assessment, Advent determined that the fair value of the reporting unit exceeds its carrying amount by a significant margin and, as a result, a quantitative analysis is not needed. The Company has not historically recognized any impairment charges to its goodwill and does not believe goodwill impairment charges are reasonably likely to occur for its reporting unit.

Note 7 - Other Intangibles, Net

The following is a summary of other intangible assets (in thousands, except weighted average amortization period):

	Weighted Average Amortization Period (Years)	Gross	Accumulated Amortization	Net
Purchased technologies	5.1	$50,152	$(43,195)	$6,957
Product development costs	3.0	22,423	(19,314)	3,109

Developed technology sub-total		72,575	(62,509)	10,066

Customer relationships	6.4	40,783	(32,577)	8,206
Other intangibles	4.1	4,629	(4,098)	531

Other intangibles sub-total		45,412	(36,675)	8,737

Balance at December 31, 2014		$117,987	$(99,184)	$18,803

	Weighted Average Amortization Period (Years)	Gross	Accumulated Amortization	Net
Purchased technologies	5.1	$50,711	$(38,877)	$11,834
Product development costs	3.0	20,524	(17,183)	3,341

Developed technology sub-total		71,235	(56,060)	15,175

Customer relationships	6.4	40,936	(29,786)	11,150
Other intangibles	4.1	4,645	(3,578)	1,067

Other intangibles sub-total		45,581	(33,364)	12,217

Balance at December 31, 2013		$116,816	$(89,424)	$27,392

The changes in the carrying value of intangible assets for fiscal 2014 and 2013 were as follows (in thousands):

	Gross	Accumulated Amortization	Net
Balance at December 31, 2011	$112,422	$(62,901)	$49,521

Additions	2,137	—	2,137
Stock-based compensation additions	92	—	92
Amortization	—	(14,083)	(14,083)
Translation adjustments	(9)	547	538

Balance at December 31, 2012	$114,642	$(76,437)	$38,205

Additions	1,995	—	1,995
Stock-based compensation additions	98	—	98
Amortization	—	(12,862)	(12,862)
Translation adjustments	81	(125)	(44)

Balance at December 31, 2013	$116,816	$(89,424)	$27,392

Additions	1,780	—	1,780
Stock-based compensation additions	119	—	119
Amortization	—	(10,163)	(10,163)
Translation adjustments	(728)	403	(325)

Balance at December 31, 2014	$117,987	$(99,184)	$18,803

Total additions to intangible assets, inclusive of capitalized stock-based compensation expense, of $1.9 million in 2014 and $2.1 million in 2013 were associated with capitalized software development costs.

The following is a summary of amortization of the Company’s developed technology and other intangible assets for the periods presented (in thousands):

	Fiscal Years
	2014	2013	2012
Developed technology:
Amortization—purchased technologies	$4,642	$6,841	$7,599
Amortization—product development costs	2,130	2,246	2,659

Amortization of developed technology	6,772	9,087	10,258

Other intangibles:
Amortization—customer relationships	2,858	2,850	2,854
Amortization—other	533	925	971

Amortization of other intangibles	3,391	3,775	3,825

Total amortization	$10,163	$12,862	$14,083

Based on the carrying amount of intangible assets as of December 31, 2014, the estimated future amortization is as follows (in thousands):

	Fiscal Years
	2015	2016	2017	2018	2019	Thereafter	Total
Developed technology	$5,951	$3,550	$565	$—	$—	$—	$10,066
Other intangibles	3,202	2,700	1,867	925	43	—	8,737

Total	$9,153	$6,250	$2,432	$925	$43	$—	$18,803

Note 8 - Restructuring Charges

Advent recorded restructuring charges of $4.6 million in 2014, which included employee termination benefits associated with the re-organization plan approved in April 2014 and exit costs associated with the consolidation of facilities in San Francisco and Boston in the third quarter of 2014. The total recognized cost for these plans was approximately $4.6 million and was substantially complete as of December 31, 2014.

Advent recorded restructuring charges of $3.8 million in 2013 and $3.6 million in 2012, which included severance and benefits costs associated with a re-organization plan approved in October 2012 of $3.6 million in each of 2013 and 2012, bringing the total recognized cost for the plan to approximately $7.2 million. This restructuring plan was substantially complete as of December 31, 2013. Restructuring charges in 2013 and 2012 also included $0.2 million and $76,000 in facility exit costs, respectively.

The following table sets forth an analysis of the changes in the restructuring accrual during the periods presented (in thousands):

	Facility Exit Costs	Severance and Benefits	Total
Balance of restructuring accrual at December 31, 2011	$448	$602	$1,050

Restructuring charges	76	3,554	3,630
Cash payments	(524)	(1,018)	(1,542)
Accretion of prior restructuring costs	4	—	4

Balance of restructuring accrual at December 31, 2012	$4	$3,138	$3,142

Restructuring charges	181	3,589	3,770
Cash payments	—	(5,914)	(5,914)

Balance of restructuring accrual at December 31, 2013	$185	$813	$998

Restructuring charges	2,909	1,719	4,628
Non-cash write-off of leasehold improvements	(2,786)	—	(2,786)
Reversal of deferred rent related to facilities exited	1,113	—	1,113
Cash payments	(1,361)	(2,532)	(3,893)

Balance of restructuring accrual at December 31, 2014	$60	$—	$60

The remaining restructuring accrual of $60,000 at December 31, 2014 is included in “Accrued liabilities” in the accompanying consolidated balance sheet.

Note 9 - Debt

On June 12, 2013, Advent entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”). The Restated Credit Agreement amended and restated Advent’s prior Credit Agreement, dated November 30, 2011. The Restated Credit Agreement provides for (i) a $200 million revolving credit facility, with a $25 million letter of credit sublimit and a $10 million swingline loan sublimit and (ii) a $225 million term loan facility. Advent may request revolving loans, swingline loans or the issuance of letters of credit until June 12, 2018, subject to demonstrating pro forma compliance with the financial covenant requirement under the Restated Credit Agreement. The Restated Credit Agreement also contains an incremental facility permitting Advent, subject to certain requirements, to arrange with the Lenders and/or new lenders for up to an aggregate of $75 million in additional commitments in the form of revolving loans or term loans. The proceeds of the revolving loans and term loans under the Restated Credit Agreement may be used for general purposes, including to finance dividends, repurchase common shares, finance acquisitions, or to finance other investments.

Minimum principal payments with respect to the term loans are due in 20 equal consecutive quarterly principal installments of $5.0 million, commencing on September 13, 2013, with the remaining outstanding principal balance and all accrued and unpaid interest due on June 12, 2018. Principal payments with respect to the revolving loans, together with all accrued and unpaid interest, are due on June 12, 2018. Advent may prepay the term loans and revolving loans at any time without penalty.

The revolving loans and term loans bear interest, at Advent’s option, at the alternate base rate plus a margin of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a margin of 1.25% to 2.25%, in each case with such margin being determined based on the consolidated leverage ratio for the preceding four fiscal quarter period. The “alternate base rate” means the highest of (i) the Agent’s prime rate, (ii) the federal funds rate plus a margin equal to 0.50% and (iii) the adjusted LIBOR rate for a one-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the alternate base rate plus the applicable margin for alternate base rate loans. Advent is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The obligations under the Restated Credit Agreement are guaranteed by Advent’s present and future domestic subsidiaries, subject to certain exceptions. The loan is secured by substantially all of the assets of Advent and the guarantors party thereto, including all of the capital stock of Advent’s domestic subsidiaries and 66% of the capital stock of Advent’s or a guarantor’s first-tier foreign subsidiaries.

The Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Advent and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. Advent is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The following is a summary of the Company’s outstanding debt balances (in thousands):

	December 31
	2014	2013
Term loan facility	$195,000	$215,000
Revolving credit facility	25,000	90,000

Total	$220,000	$305,000

Advent was in compliance with all associated covenants as of December 31, 2014 as follows:

Covenant	Covenant Requirement	Ratio Calculation as of December 31, 2014
Leverage ratio(1)	Maximum 3.75x(2)	1.7	x
Interest coverage ratio(3)	Minimum 2.5x	18.1	x

(1)	Calculated as the ratio of total debt to EBITDA, as defined by the Restated Credit Agreement, for the period of four consecutive fiscal quarters on the measurement date.
(2)	The leverage ratio covenant requirement lowers to a maximum of 3.50x on June 30, 2015 and 3.25x on June 30, 2016.
(3)	Calculated as the ratio of EBITDA to interest expense, as defined by the Restated Credit Agreement, for the period of four consecutive fiscal quarters on the measurement date.

The Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, defaults due to the inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, defaults due to an unenforceability of the security documents or guarantees, and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Restated Credit Agreement. A default interest rate will apply on all obligations during the existence of a payment event of default under the Restated Credit Agreement at a per annum rate equal to 2.00% above the otherwise applicable interest rate.

Note 10 - Income Taxes

The components of income from continuing operations before income taxes were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
US	$76,608	$37,864	$48,552
Foreign	173	1,055	(993)

Total	$76,781	$38,919	$47,559

The components of the provision for income taxes included (in thousands):

	Fiscal Years
	2014	2013	2012
Current:
Federal	$19,238	$11,740	$12,845
State	5,131	3,034	1,653
Foreign	2,132	1,121	774
Deferred:
Federal	2,272	(4,000)	3,502
State	(452)	(1,102)	(576)
Foreign	(1,803)	(626)	(870)

Total	$26,518	$10,167	$17,328

The effective income tax rate on earnings differed from the statutory federal tax rate as follows:

	Fiscal Years
	2014	2013	2012
Statutory federal rate	35.0%	35.0%	35.0%
State taxes	4.7	4.4	4.3
Stock compensation relating to incentive stock options and employee stock purchase plans	0.5	0.1	0.6
Research and development and other state tax credits	(3.7)	(12.0)	(2.8)
Change in valuation allowance	—	(0.1)	(0.1)
Change in state contingency reserve	0.1	—	(0.2)
Foreign taxes	0.4	0.6	0.8
Impact of state tax rate changes on net deferred tax assets	—	—	(0.2)
Domestic production activities deduction	(2.2)	(1.7)	—
Other, net	(0.3)	(0.2)	(1.0)

Effective income tax rate	34.5%	26.1%	36.4%

Advent has not provided U.S. income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2014 because the Company intends to permanently reinvest such earnings outside the U.S. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability may be reduced by any foreign income taxes previously paid on these earnings. As of December 31, 2014, the cumulative amount of earnings upon which U.S. income taxes have not been provided is approximately $23.8 million. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows (in thousands):

	December 31
	2014	2013
Deferred tax assets, current:
Deferred revenue	$2,779	$3,117
Other accrued liabilities and reserves	5,914	6,378
Stock compensation	19,520	15,363
Other	62	40

Total deferred tax assets, current	28,275	24,898

Non-current deferred tax assets:
Depreciation and amortization	—	45
Net operating losses, capital losses and credit carryforwards	16,149	19,536
Other	3,006	4,265
Valuation allowance	(797)	(826)

Total deferred tax assets, non-current	18,358	23,020

Deferred tax assets	46,633	47,918
Depreciation and amortization	(188)	—
Other deferred tax liabilities	(1,254)	(1,982)

Deferred tax liabilities	(1,442)	(1,982)

Net deferred tax assets	$45,191	$45,936

The Company maintains a valuation allowance against its deferred tax assets relating to capital losses and investment reserves of $797,000 at December 31, 2014 as it believes that based upon the available evidence, it is more likely than not that these assets will not be realized. If it is determined in the future that it is more likely than not that these deferred tax assets will be realized, the valuation allowance will be reduced.

At December 31, 2014, Advent had federal net operating loss carryforwards of approximately $2.4 million. Utilization of these loss carryforwards, including losses obtained from acquisitions, is subject to certain limitations under the federal income tax laws. These net operating loss carryforwards expire between 2021 and 2027. Also at December 31, 2014, Advent had state net operating loss carryforwards in various states in which it files tax returns.

Advent had federal research credits of $13.9 million which expire between 2029 and 2034. Advent also had California research credits of $25.2 million which do not expire, and California enterprise zone credits of $7.3 million which expire in 2023.

The following table summarizes the activity relating to the Company’s unrecognized tax benefits during the periods presented (in thousands):

Total
Balance at December 31, 2011	$11,144
Gross increases related to tax positions in prior period	12
Gross increases related to current period tax positions	992

Balance at December 31, 2012	$12,148
Gross increases related to tax positions in prior period	10
Gross increases related to current period tax positions	2,520

Balance at December 31, 2013	$14,678
Gross increases related to tax positions in prior period	10
Gross increases related to current period tax positions	1,699

Balance at December 31, 2014	$16,387

If recognized, the portion of unrecognized tax benefits at December 31, 2014 that would decrease Advent’s tax provision and increase net income is $13.5 million. The impact on net income reflects the liabilities for unrecognized tax benefits net of the federal tax benefit of state income tax items. Advent recognizes interest and penalties accrued on unrecognized tax benefits as well as interest received from favorable settlements within “Provision for income taxes” in the consolidated statement of operations. As of December 31, 2014, Advent has accrued a nominal amount of interest and penalties for specific exposures in two states. Advent has not accrued any interest or penalties for its federal and other state reserves, as any reversal of uncertain tax positions would not result in the assessment of penalties or interest due to the Company’s surplus of deferred tax assets that would offset any additional tax.

Advent is subject to taxation in the U.S. and various states and jurisdictions outside the U.S. Advent is currently undergoing a State of California franchise tax examination for the 2006 and 2007 tax years and State of New York for the 2011, 2012 and 2013 tax years. Advent is not under examination in any other income tax jurisdiction at the present time and does not anticipate the total amount of its unrecognized tax benefits to significantly change over the next 12 months. The material jurisdictions that are subject to examination by tax authorities include federal for tax years after 2010 and California for tax years after 2005.

Note 11 - Commitments and Contingencies

Lease Obligations

Advent leases office space and equipment under non-cancelable operating lease agreements, which expire at various dates through June 2025. Some operating leases contain escalation provisions for adjustments in the consumer price index. Advent is responsible for maintenance, insurance, and property taxes.

On October 1, 2009, Advent completed the sale of the Company’s MicroEdge subsidiary. At December 31, 2014, the gross operating lease commitments and sub-lease income related to this discontinued operation facility totaled $5.1 million and $2.3 million, respectively. With the exception of the MicroEdge facilities in New York City, the lease obligations related to MicroEdge have been transferred to the Purchaser. Refer to Note 3 “Discontinued Operation” to these Notes to Consolidated Financial Statements, for additional information on the MicroEdge discontinued operation.

Future minimum payments under non-cancelable operating leases consisted of the following at December 31, 2014 (in thousands):

	Future
Fiscal Years	Lease Payments*	Sub-lease Income	Net Lease Payments
2015	$10,822	$542	$10,280
2016	9,897	598	9,299
2017	4,889	598	4,291
2018	3,890	599	3,291
2019	3,773	607	3,166
Thereafter	15,156	834	14,322

Total	$48,427	$3,778	$44,649

*	The decrease in future operating lease payments starting in 2016 reflects the end of the current lease term for the Company’s San Francisco headquarters in October 2016. On January 28, 2015, Advent extended the San Francisco lease for an additional 10 years, which will result in total operating lease payments of approximately $71 million from November 1, 2016 through October 31, 2026, which is not reflected in the table above.

Rent expense for fiscal 2014, 2013 and 2012 was $8.0 million, $8.7 million and $8.5 million, respectively, net of sub-lease income from non-restructured facilities of $236,000, $45,000 and $0, respectively.

Indemnification Obligations

As permitted or required under Delaware law and to the maximum extent allowable under that law, Advent has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at Advent’s request in such capacity. These indemnification obligations are valid as long as the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments Advent could be required to make under these indemnification obligations is unlimited; however, Advent has a director and officer insurance policy that mitigates Advent’s exposure and enables Advent to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification obligations is minimal.

Legal Contingencies

From time to time, in the course of its operations, the Company is a party to litigation matters and claims, including claims related to employee relations, business practices and other matters other than those that may be specified herein, but does not consider these matters to be material either individually or in the aggregate at this time. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and related events unfold. An unfavorable outcome in any legal matter, if material, could have a material adverse effect on the Company’s financial position, liquidity or results of operations in the period in which the unfavorable outcome occurs and potentially in future periods.

Advent reviews the status of each litigation matter or other claim and records a provision for a liability when it is considered both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed quarterly and adjusted as additional information becomes available. If either or both of the criteria are not met, the Company reassesses whether there is at least a reasonable possibility that a loss, or additional losses, may be incurred. If there is a reasonable possibility that a loss may be incurred, the Company discloses the estimate of the amount of loss or range of loss, discloses that the amount is immaterial (if true), or discloses that an estimate of loss cannot be made. In assessing potential loss contingencies, the Company considers a number of factors, including those listed in the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 450-20, Contingencies—Loss Contingencies, regarding assessing the probability of a loss occurring and assessing whether a loss is reasonably estimable. The Company expenses legal fees as incurred.

As of February 20, 2015, three putative class action lawsuits challenging the transactions contemplated by the Merger Agreement have been filed by purported Advent stockholders in the Court of Chancery of the State of Delaware against Advent, Advent’s Board of Directors, SS&C, and Merger Sub. These actions are captioned Chitwood v. Advent Software, Inc., et al., Case No. 10623-VCL, City of Atlanta Firefighters’ Pension Fund v. David Peter F. Hess, Jr., et al., Case No. 10633-VCL, and Klein v. Advent Software, Inc., et al., Case No. 10670-VCL. The actions generally allege, among other things, that the Board of Directors breached its fiduciary duties to Advent’s stockholders by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate Advent stockholders, and agreeing to certain deal protection terms in the Merger Agreement that allegedly preclude a potential competing bid. The actions also allege that the other defendants aided and abetted the Board of Directors’ breaches of fiduciary duties. The actions seek various remedies including to enjoin or rescind the merger, damages, and costs.

Management believes that any potential losses associated with the legal proceedings regarding the merger are neither probable nor reasonably estimable at this time and accordingly has not accrued any amounts for any potential loss.

Based on currently available information, the Company’s management does not believe that the ultimate outcome of unresolved matters, individually and in the aggregate, is likely to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 12 - Stock-Based Compensation

Description of Plans

Stock Option Plans

Advent has stock options and awards outstanding under its 2002 Stock Plan (the “Plan”). On May 7, 2014, the Company’s stockholders approved the amendment and restatement of Advent’s 2002 Stock Plan, originally approved by the Board of Directors (the “Board”) and stockholders in February and May, respectively, of 2002. Under the Plan, the Company may grant stock options (or “Options”) to purchase the Company’s common stock to employees, consultants and directors. The Plan also permits the award of restricted stock, restricted stock units (or “RSUs”), stock appreciation rights (or “SARs”), performance shares, and performance units. Advent also has two stock plans that have no outstanding awards as of December 31, 2014: the 1998 Non-statutory Stock Option Plan and the 1995 Director Option Plan.

Options granted may be incentive stock options or non-statutory stock options and shall be granted at a price not less than fair market value on the date of grant. Fair market value (as defined in the Plan) and the vesting of these options shall be determined by the Board. The options generally vest over 4 years and expire no later than 10 years from the date of grant.

RSUs are awards of restricted stock units that generally vest over four years with half earned on the second anniversary of the date of grant and the remaining half earned at the end of the fourth anniversary of the date of grant. Upon vesting, RSUs will convert into an equivalent number of shares of common stock. The value of the RSUs is based on the closing market price of the Company’s common stock on the date of grant and is amortized on a straight-line basis over the four-year requisite service period.

SARs are the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. SARs generally vest over 4 years, and expire no later than 10 years from the date of grant. Upon exercise, SARs will be settled in shares of Advent common stock.

Unvested RSUs, stock options and SARs are generally canceled on termination of employment and returned to the Plan.

Non-employee directors are eligible to receive awards of SARs and RSUs under the 2002 Stock Plan as follows:

•	Upon joining the Board, awards totaling $300,000 in value with approximately 70% of the value awarded in SARs and 30% awarded in RSUs.

•	Upon re-election to the Board, awards totaling $150,000 in value with approximately 70% of the value awarded in SARs and 30% awarded in RSUs.

In the event of a merger with or into another corporation, or other change in control, each non-employee director shall fully vest in and have the right to exercise all of his or her outstanding equity compensation (including outstanding stock options, SARs, RSUs, or performance shares). Upon a director’s retirement from the Board, the director’s unvested options, SARs and RSUs are canceled and returned to the Plan. Additionally, certain executives and other key employees will receive accelerated vesting benefits for termination due to a change-in-control.

Employee Stock Purchase Plan

All Advent U.S. employees are eligible to participate in the employee stock purchase plan (“ESPP”) if they are employed by Advent for at least 20 hours per week and at least five months per year. The ESPP permits eligible employees to purchase Advent’s common stock through payroll deductions at a price equal to 85% of the lower of the closing sale price for the Company’s common stock reported on the NASDAQ National Market at the beginning or the end of each six-month offering period. In any calendar year, eligible employees can withhold up to 10% of their salary and certain variable compensation.

2005 ESPP

On May 18, 2005, Advent’s shareholders approved the 2005 ESPP with 4,000,000 shares of common stock reserved for issuance. The following table summarizes the Company’s issuance of common stock for the total Company under the 2005 ESPP:

	Fiscal Years
	2014	2013	2012
Common shares issued	248,246	283,267	325,270
Average price	$25.63	$22.21	$20.48

As of December 31, 2014, common shares of 960,358 were reserved for future issuance under the 2005 ESPP.

401(k) Plan

Advent sponsors a 401(k) Plan to provide retirement benefits for its U.S. employees. This Plan provides for tax-deferred salary deductions for eligible employees. Employees may contribute between 1% and 70% of their compensation to this Plan, limited by an annual maximum amount as determined by the Internal Revenue Service. The Company also makes a 50% matching contribution of up to 6% of employee compensation. The Company’s matching contributions to this plan totaled $3.8 million, $3.8 million and $4.0 million for fiscal 2014, 2013 and 2012, respectively. In addition to the employer matching contribution, Advent may make profit sharing contributions at the discretion of its Board of Directors. Advent did not make any profit sharing contributions in fiscal 2014, 2013 and 2012.

Equity Award Modification

On June 12, 2013, the Company’s Board of Directors approved a one-time special cash dividend (the “Special Dividend”) of $9.00 per share payable on each Common Share. In connection with the declaration of the Special Dividend, equity award modifications affecting approximately 900 employees and non-employee directors were made on June 12, 2013 (the “Modification Date”) for awards outstanding as of July 9, 2013 in a manner that was intended to preserve the pre-cash dividend economic value of these awards granted under the 2002 Stock Plan, 1998 non-statutory Stock Option Plan and 1995 Director Option Plan.

The Company recalculated the Black-Scholes fair values of its eligible outstanding options and SARs on the Modification Date, reflecting the reduction in their exercise prices of up to $9.00 per share, to determine the non-cash incremental stock-based compensation expense. For holders of outstanding stock options and SARs for which there otherwise could be a negative tax consequence, the exercise price was reduced only to the extent that there would be no tax consequence; and Advent made a cash payment of $5.4 million in July 2013 to the option and SAR holders for the difference between $9.00 and the exercise price reduction of the award. Additionally, Advent modified eligible outstanding RSUs to allow for a cash payment of an amount equivalent to $9.00 per share of the Company’s common stock underlying the unvested RSUs upon vesting.

The following table summarizes the Black-Scholes inputs used in calculating the fair value and incremental expense to be recognized in connection with the equity award modification that occurred in June 2013:

Stock Options & SARs	Pre-Modification	Post-Modification
Market price of Advent stock	$26.10	$26.10
Exercise price	$8.28 - $32.85	$7.84 - $23.85
Risk-free interest rate	0.04% - 1.49%	0.04% - 1.23%
Volatility	31.33% - 37.45%	31.33% - 37.40%
Expected life (in years)	0.26 - 6.40	0.26 - 5.38
Expected dividends	None	None

The following table sets forth the financial impact of the equity award modification that occurred in fiscal 2013 (in millions):

	Cash or Non-Cash	Total Incremental Stock-Based Compensation Expense	Stock-Based Compensation Expense Recognized During Fiscal 2013	Unamortized Stock-Based Compensation Expense as of December 31, 2013
Modification of options and SARs	Non-cash	$24.8	$17.9	$6.9
Modification of options and SARs	Cash	5.4	5.4	—
Modification of RSUs	Cash	10.6	3.8	6.8

Total excluding estimated forfeitures		$40.8	$27.1	$13.7

Total including estimated forfeitures		$38.2	$26.7	$11.5

Incremental stock-based compensation expense was recognized during 2014 and 2013 for awards that were modified in the second quarter of 2013. Of the total incremental charge, approximately $6.2 million and $26.7 million of expense was recognized in fiscal 2014 and fiscal 2013, respectively. The vested portion of each award was determined on a grant-by-grant basis, based on the extent to which the award was vested as of the Modification Date. The remaining unamortized stock-based compensation expense, including estimated forfeitures, of approximately $11.5 million at December 31, 2013 is being recognized over the original remaining vesting periods of the awards ranging from 1 to 41 months.

Stock-Based Compensation Expense

Stock-based compensation expense related to stock options, SARs, ESPP shares, and RSUs was recognized in Advent’s consolidated statements of operations for the periods presented as follows (in thousands):

	Fiscal Years
	2014			2013			2012
	Options, SARs & ESPP	RSUs	Total	Options, SARs & ESPP	RSUs	Total	Options, SARs & ESPP	RSUs	Total
Statement of operations classification
Cost of recurring revenues	$1,671	$1,579	$3,250	$2,057	$1,434	$3,491	$1,432	$973	$2,405
Cost of non-recurring revenues	788	547	1,335	2,449	804	3,253	642	594	1,236

Total cost of revenues	2,459	2,126	4,585	4,506	2,238	6,744	2,074	1,567	3,641
Sales and marketing	6,173	3,853	10,026	10,122	3,143	13,265	4,881	2,284	7,165
Product development	3,500	4,235	7,735	5,053	3,810	8,863	2,952	2,869	5,821
General and administrative	4,041	2,984	7,025	16,377	2,930	19,307	2,437	1,737	4,174

Total operating expenses	13,714	11,072	24,786	31,552	9,883	41,435	10,270	6,890	17,160

Total stock-based employee compensation expense	$16,173	$13,198	$29,371	$36,058	$12,121	$48,179	$12,344	$8,457	$20,801

Tax effect on stock-based employee compensation	(6,060)	(4,941)	(11,001)	(14,427)	(4,619)	(19,046)	(4,763)	(3,324)	(8,087)

Effect on net income from continuing operations, net of tax	$10,113	$8,257	$18,370	$21,631	$7,502	$29,133	$7,581	$5,133	$12,714

Advent capitalized stock-based compensation expense of $132,000, $273,000 and $198,000 during fiscal 2014, 2013 and 2012, respectively, associated with the Company’s software development, internal-use software and professional services implementation projects.

As of December 31, 2014, total compensation cost related to unvested awards not yet recognized under all equity compensation plans and including the impact of the equity award modification, adjusted for estimated forfeitures, was $44.8 million and is expected to be recognized through the remaining vesting period of each grant, with a weighted average remaining period of 2.3 years.

Valuation Assumptions

Advent uses the Black-Scholes option pricing model and the straight-line attribution approach to determine the grant date fair value of stock options, SARs and the ESPP. The fair value of RSUs is equal to the Company’s closing stock price on the date of grant.

The following Black-Scholes option pricing model assumptions were used:

	Fiscal Years
	2014	2013	2012
Stock Options and SARs
Risk-free interest rate	1.2% - 1.9%	0.5% - 1.8%	0.6% - 1.2%
Volatility	32.4% - 35.1%	33.4% - 38.8%	38.4% - 42.9%
Expected life (in years)	3.69 - 4.85	3.94 - 5.06	4.02 - 5.50
Expected dividend yield	0% - 1.8%	None	None

Employee Stock Purchase Plan*
Risk-free interest rate	0.1%	0.1%	0.1%
Volatility	31.4% - 32.1%	31.7% - 31.8%	31.0% - 48.3%
Expected life (in years)	0.5	0.5	0.5
Expected dividend yield	1.7%	None	None

*	The ESPP periods begin every six months on December 1 and June 1 of each year.

Volatility for the years presented was calculated using an equally weighted average of the Company’s historical and implied volatility of its common stock. The Company believes that this blended calculation of volatility is the most appropriate indicator of expected volatility and best reflects expected market conditions.

Expected life for the years presented was determined based on the Company’s historical experience of similar awards, giving consideration to the contractual terms or offering periods, vesting schedules and expectations of future employee behavior.

Risk-free interest rate for the years presented was based on the U.S. Treasury yield curve in effect at the date of grant, or beginning of the offering period for the ESPP, for periods corresponding with the expected life.

The expected dividend yield for each grant was determined by annualizing the most recent dividend declared and dividing the result by the Company’s closing stock price on the date of grant. The dividend yield assumption for grants prior to April 28, 2014 was 0% based on the Company’s history of not paying regular dividends and the future expectation of no recurring dividend payouts at the time of grant.

Equity Award Activity

The Company’s stock option and SAR activity for the periods presented is as follows (in thousands, except weighted average exercise price):

	Fiscal Years
	2014		2013		2012
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price(1)	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	5,590	$15.05	7,668	$14.22	7,029	$18.01
Options and SARs granted	825	$29.38	1,220	$22.01	1,895	$24.92
Options and SARs exercised	(1,146)	$14.04	(2,951)	$14.79	(972)	$15.60
Options and SARs canceled	(193)	$20.88	(347)	$23.40	(284)	$23.63

Outstanding at end of year	5,076	$17.38	5,590	$15.05	7,668	$19.82

Exercisable at end of year	2,906	$13.50	2,720	$11.67	4,575	$16.55

(1)	The weighted average exercise prices have been adjusted to reflect the impact of the 2013 equity award modification.

The aggregate intrinsic value of options and SARs outstanding was $67.5 million and exercisable was $49.8 million as of December 31, 2014. The intrinsic value is calculated as the difference between the Company’s closing stock price of $30.64 on December 31, 2014 and the exercise price of the underlying awards that were in-the-money as of that date.

The weighted average grant date fair value of options and SARs granted for the total Company, total intrinsic value of options and SARs exercised and cash received from options exercised during the periods presented were as follows (in thousands, except weighted average grant date fair value):

	Fiscal Years
	2014	2013	2012
Options and SARs
Weighted average grant date fair value	$7.71	$10.47	$8.88
Total intrinsic value of awards exercised	$20,327	$43,514	$10,086

Options
Cash received from exercises	$4,562	$19,495	$5,173

The options and SARs outstanding and currently exercisable by exercise price at December 31, 2014 were as follows:

	Options and SARs Outstanding			Options and SARs Exercisable
Exercise Price	Number of Shares (in thousands)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Shares (in thousands)	Weighted Average Exercise Price
$7.84	860	1.80	$7.84	860	$7.84
$7.92 - $12.10	816	5.72	$11.36	548	$10.93
$12.12 - $17.73	558	5.76	$14.37	474	$14.18
$17.80	607	7.36	$17.80	323	$17.80
$17.85 - $21.06	515	6.71	$18.27	394	$18.33
$21.15	1	6.04	$21.15	1	$21.15
$21.67	864	8.38	$21.67	292	$21.67
$23.85 - $28.67	27	8.92	$27.34	2	$27.10
$28.79	518	9.37	$28.79	—	$—
$28.89 - $35.14	310	9.42	$30.86	12	$31.73

As of December 31, 2014	5,076	6.42	$17.38	2,906	$13.50

Expected to vest at December 31, 2014	4,938	6.35	$17.14

The aggregate intrinsic value of options and SARs expected to vest at December 31, 2014 was $66.8 million.

The equity awards available for grant for the periods presented were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Available at beginning of year	2,736	4,155	4,545
Awards authorized	4,750	—	1,915
Options and SARs granted	(825)	(1,220)	(1,895)
Options and SARs canceled	193	347	284
RSUs granted	(801)	(393)	(520)
RSUs canceled	105	152	98
RSU adjustment(1)	(602)	(305)	(272)

Available at end of year	5,556	2,736	4,155

During fiscal 2014, 2013 and 2012, the Company granted RSUs under its 2002 Stock Plan. The Company’s RSU activity during the periods presented is as follows:

	Fiscal Years
	2014		2013		2012
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Outstanding and unvested at beginning of year	1,159	$20.16	1,273	$18.16	1,253	$16.51
RSUs granted	801	$30.22	393	$30.57	520	$25.69
RSUs vested	(374)	$29.41	(355)	$22.31	(402)	$21.36
RSUs canceled	(105)	$27.93	(152)	$25.30	(98)	$23.82

Outstanding and unvested at end of year	1,481	$22.71	1,159	$20.16	1,273	$18.16

The weighted average grant date fair value of RSUs was determined based on the closing market price of the Company’s common stock on the date of the award. The aggregate intrinsic value of RSUs outstanding at December 31, 2014 was $45.4 million based on the Company’s closing price of $30.64 per share on that date. Additionally, at December 31, 2014, certain unvested RSUs outstanding had a right to a total of $6.1 million of cash payments upon vesting related to the equity award modification in June 2013.

Note 13 - Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):

	Fiscal Years
	2014	2013	2012
Numerator:
Net income:
Continuing operations	$50,263	$28,752	$30,231
Discontinued operation	(51)	50	184

Total operations	$50,212	$28,802	$30,415

Denominator:
Denominator for basic net income per share-weighted average shares outstanding	51,546	51,207	50,614
Dilutive common equivalent shares:
Employee stock options and other	2,062	2,171	1,811

Denominator for diluted net income per share-weighted average shares outstanding, assuming exercise of potential dilutive common shares	53,608	53,378	52,425

Net income per share(1):
Basic:
Continuing operations	$0.98	$0.56	$0.60
Discontinued operation	—	—	—

Total operations	$0.97	$0.56	$0.60

Diluted:
Continuing operations	$0.94	$0.54	$0.58
Discontinued operation	—	—	—

Total operations	$0.94	$0.54	$0.58

Weighted average stock options, SARs and RSUs of approximately 1.9 million, 1.9 million and 3.2 million were excluded from the computation of diluted net income per share for fiscal 2014, 2013 and 2012, respectively, because their inclusion would have been anti-dilutive.

Note 14 - Common Stock Repurchase Programs

Advent’s Board of Directors (the “Board”) has approved common stock repurchase programs authorizing management to repurchase shares of the Company’s common stock. The timing and actual number of shares subject to repurchase are at the discretion of Advent’s management and are contingent on a number of factors, including the price of Advent’s stock, Advent’s cash balances and working capital needs, general business and market conditions, regulatory requirements and alternative investment opportunities. Repurchased shares are returned to the status of authorized and unissued shares of common stock.

The purchase price for the shares of our common stock repurchased is reflected as a reduction to stockholders’ equity. In accordance with ASC 505-30, “Treasury Stock”, we are required to allocate the purchase price of the repurchased shares as (i) an increase to accumulated deficit and (ii) a reduction of common stock and additional paid-in capital. Issuance of common stock and the tax benefit related to employee stock option plans are recorded as an increase to common stock and additional paid-in capital. As a result of future repurchases, we may continue to report an accumulated deficit included in “Stockholders’ deficit” in the Company’s consolidated balance sheets.

At December 31, 2013 there were approximately 0.4 million shares authorized by our Board for repurchase. In May 2014 our Board authorized an additional 1.0 million shares of the Company’s common stock for repurchase. At December 31, 2014, there remained approximately 0.9 million shares authorized by the Board for repurchase, however, in the Merger Agreement with SS&C, signed on February 2, 2015, the Company is prohibited from repurchasing shares of its common stock during the pendency of the agreement.

The following table provides a summary of recent repurchase activity under the stock repurchase programs approved by the Board (in thousands, except per share data):

Fiscal Year	Total Number of Shares Repurchased	Cost	Average Price Paid Per Share
2012	1,651	$41,275	$25.00
2013	1,600	$41,256	$25.79
2014	515	$15,141	$29.41

Total	3,766	$97,672	$25.94

In addition, Advent has withheld shares through net share settlements upon the vesting of restricted stock units and the exercise of stock-settled stock appreciation rights under its equity compensation plan to satisfy tax withholding obligations. At December 31, 2014, there remained approximately 0.9 million shares authorized by the Board remaining for repurchase.

Note 15 - Segment, Significant Customer and Geographic Information

Description of Segments

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments in a company’s financial statements. While the Company’s management considers function, products, market and geography to allocate resources, the Company believes its chief operating decision maker (CODM) is the Company’s Chief Executive Officer. Accordingly, the Company has determined its CODM makes decisions and allocates resources based on the Company as a whole and that it operates as one operating segment, Advent Investment Management.

Significant Customers

No single customer represented 10% or more of Advent’s total net revenues in any fiscal year presented.

Geographic Information

Geographic information as of and for the periods presented is as follows (in thousands):

	December 31
	2014	2013
Long-lived assets(1):
United States	$35,488	$45,299
International	2,752	3,771

Total long-lived assets	$38,240	$49,070

	Fiscal Years
	2014	2013	2012
Geographic net sales(2):
United States	$322,360	$312,683	$299,018
International	74,460	70,276	59,801

Total net sales	$396,820	$382,959	$358,819

(1)	Long-lived assets exclude securities, goodwill, intangible assets and deferred tax assets.
(2)	Geographic net sales are based on the location to which the product is shipped.

Note 16 - Fair Value Measurements

The accounting guidance for fair value measurements establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level Input	Input Definition
Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

In general, and where applicable, the Company uses quoted prices in active markets for identical assets or liabilities to determine fair value. The Company applied this valuation technique to measure the fair value of the Company’s Level 1 investments, such as treasury obligation money market mutual funds and U.S. and foreign government debt securities. Money market funds consist of cash equivalents with remaining maturities of three months or less at the date of purchase and are composed primarily of U.S. government debt securities and treasury obligation money market mutual funds. Advent’s U.S. government debt securities are securities sponsored by the federal government of the United States.

If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, then the Company uses quoted prices for similar assets and liabilities or inputs other than the quoted prices that are observable either directly or indirectly. The Company obtains the fair value of Level 2 financial instruments from its custody bank, which uses various professional pricing services to gather pricing data which may include quoted market prices for identical or comparable instruments, or inputs other than quoted prices that are observable either directly or indirectly. The custody bank then analyzes gathered pricing inputs and applies proprietary valuation techniques, such as consensus pricing, weighted average pricing, distribution-curve-based algorithms, or pricing models such as discounted cash flow techniques to provide the Company with a fair valuation of each security. The Company’s procedures include controls to ensure that appropriate fair values are recorded such as comparing prices obtained to independent sources. Advent reviews the internal controls in place at the custodian bank on an annual basis.

The Company measures certain financial assets and liabilities at fair value on a recurring basis, including available-for-sale securities. The fair value of these certain financial assets was determined using the following inputs as of December 31, 2014 and December 31, 2013 (in thousands):

	Fair Value as of December 31, 2014	Level 1	Level 2	Level 3
Financial Assets:
Money Market Funds(1)	$5,013	$5,013	$—	$—
U.S. government debt securities(2)	1,341		1,341	—
Corporate debt securities(3)	7,970	—	7,970	—
Municipal bonds(4)	669	—	669

Financial Liabilities:
Debt(5)	$220,000	$—	$220,000	$—

	Fair Value as of December 31, 2013	Level 1	Level 2	Level 3
Financial Liabilities:
Debt(5)	$305,000	$—	$305,000	$—

(1)	Included in cash and cash equivalents on the Company’s consoldiated balance sheet.
(2)	Included in short-term marketable securities on the Company’s consolidated balance sheet.
(3)	Included in cash and cash equivalents and short and long-term marketable securities on the Company’s consolidated balance sheet.
(4)	Included in short and long-term marketable securities on the Company’s consolidated balance sheet.
(5)	Included in current portion of long-term debt and long-term debt on the Company’s consolidated balance sheet.

There were no transfers between Level 1 and Level 2 assets in fiscal 2014 and Advent does not have any significant assets or liabilities that utilize unobservable or Level 3 inputs.

The carrying amounts of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, dividends payable and accrued liabilities approximate fair value based on the short-term maturities of these instruments.

The carrying amount of debt approximates fair value as the underlying variable interest rate approximates current market rates and the Company’s credit risk has not changed significantly since the date of issuance.

Note 17 – Subsequent Events

San Francisco Headquarters Lease Amendment

On January 28, 2015, Advent entered into a definitive amendment to its lease at 600 Townsend Street in San Francisco, California with Toda America, Inc. (the “Landlord”) whereby the term of such lease has been extended for an additional ten (10) years commencing on November 1, 2016 and ending October 31, 2026 and whereby the Company’s total leased space will be reduced from approximately 158,000 square feet to approximately 129,000 square feet by November 1, 2016. The Company’s contractual operating lease obligation under this agreement with respect to the renewal term is approximately $70.5 million commencing on November 1, 2016, payable over the ten-year renewal term. As this amendment is considered a lease modification, the adjusted rent expense will commence effective January 28, 2015. Additionally, the Company anticipates approximately $6 million of leasehold improvements, of which $1.3 million will be funded by the Landlord and approximately $5 million will be paid directly by the Company.

Merger Agreement

On February 2, 2015, Advent entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SS&C Technologies Holdings, Inc. (“Parent” or “SS&C”) and Arbor Acquisition Company, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions therein, Merger Sub will merge with and into Advent. As a result of the merger, Merger Sub will cease to exist, and Advent will survive as a wholly owned subsidiary of SS&C.

Upon the consummation of the merger, subject to the terms of the Merger Agreement, which has been unanimously approved by our Board of Directors, each share of Advent common stock outstanding immediately prior to the effective time of the merger (the “Effective Time”), subject to certain exceptions, will be converted into the right to receive $44.25 in cash, without interest.

The completion of the merger is subject to customary conditions, including without limitation, approval of the merger by our stockholders and expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement contains certain termination rights for both Advent and Parent, and provides that, upon termination of the Merger Agreement under specified circumstances, including, but not limited to, if we accept a superior acquisition proposal, we may be required to pay Parent a termination fee of $80.0 million. We may also be required to reimburse Parent for up to $12.5 million of its out-of-pocket expenses in connection with the transaction under certain circumstances.

A description of the Merger Agreement is contained in our Current Report on Form 8-K filed with the SEC on February 3, 2015, and a copy of the Merger Agreement is attached thereto as Exhibit 2.1.

Shareholder Lawsuits

In connection with the Merger Agreement and the transactions contemplated thereby, three putative class action lawsuits challenging the transactions contemplated by the Merger Agreement have been filed by purported Advent stockholders in the Court of Chancery of the State of Delaware against Advent, Advent’s Board of Directors, SS&C, and Merger Sub. These actions are captioned Chitwood v. Advent Software, Inc., et al., Case No. 10623-VCL, City of Atlanta Firefighters’ Pension Fund v. David Peter F. Hess, Jr., et al., Case No. 10633-VCL, and Klein v. Advent Software, Inc., et al., Case No. 10670-VCL. The actions generally allege, among other things, that the Board of Directors breached its fiduciary duties to Advent’s stockholders by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate Advent stockholders, and agreeing to certain deal protection terms in the Merger Agreement that allegedly preclude a potential competing bid. The actions also allege that the other defendants aided and abetted the Board of Directors’ breaches of fiduciary duties. The actions seek various remedies including to enjoin or rescind the merger, damages, and costs.

Note 18 – Supplemental Guarantor Financial Statements

On July 8, 2015, Advent was acquired by SS&C Technologies Holdings, Inc. (the “Parent Company”). In connection with the acquisition, the Parent Company issued $600.0 million aggregate principal amount of senior notes due 2023 (the “Senior Notes”). The Senior Notes are jointly and severally and fully and unconditionally guaranteed, in each case subject to certain customary release provisions, by substantially all wholly-owned domestic subsidiaries of the Parent Company that guarantee the Parent Company’s senior secured credit facilities (collectively “Guarantors”). Of those guarantors, two are subsidiaries of Advent: Advent Software, Inc. (the “Parent Guarantor” column within the tables below) and Hub Data (the “Subsidiary Guarantor” column within the tables below). All of the Guarantors are 100% owned by the Parent Company. All other subsidiaries of the Parent Company, either direct or indirect, do not guarantee the Senior Notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the Senior Secured Credit Facilities. There are no significant restrictions on the ability of the Company or any of the subsidiaries that are Guarantors to obtain funds from its subsidiaries by dividend or loan.

Condensed consolidating financial information as of December 31, 2014 and for the year ended December 31, 2014 are presented. The condensed consolidating financial information of Advent and its subsidiaries are as follows (in thousands):

	December 31, 2014
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash and cash equivalents	$19,458	$527	$8,799	$—	$28,784
Short-term marketable securities	7,298	—	—	—	7,298
Accounts receivable, net	59,857	633	1,380	—	61,870
Deferred taxes, current	28,275	—	—	—	28,275
Prepaid expenses and other	21,395	795	2,794	—	24,984
Intercompany receivable	136,595	11,808	156,324	(304,727)	—

Total current assets	272,878	13,763	169,297	(304,727)	151,211
Property and equipment, net	25,853	—	2,142	—	27,995
Investment in subsidiaries	80,404	—	—	(80,404)	—
Goodwill	148,889	1,127	52,274	—	202,290
Other intangibles, net	13,835	—	4,968	—	18,803
Long-term marketable securities	1,874	—	—	—	1,874
Deferred taxes, long-term	18,337	—	21	—	18,358
Other assets	12,137	—	1,108	—	13,245
Noncurrent assets of discontinued operation	—	—	1,093	—	1,093

Total assets	$574,207	$14,890	$230,903	$(385,131)	$434,869

Accounts payable	$10,889	$68	$1,084	$—	$12,041
Dividend payable	6,750	—	—	—	6,750
Accrued liabilities	28,215	715	7,743	—	36,673
Deferred revenues	194,405	2,739	—	—	197,144
Current portion of long-term debt	20,000	—	—	—	20,000
Intercompany payable	156,324	—	148,403	(304,727)	—
Current liabilities of discontinued operations	—	—	572	—	572

Total current liabilities	416,583	3,522	157,802	(304,727)	273,180
Deferred revenues, long-term	6,949	23	—	—	6,972
Long-term income taxes payable	9,513	—	—	—	9,513
Long-term debt	200,000	—	—	—	200,000
Other long-term liabilities	5,949	—	1,872	—	7,821
Non-current liabilities of discontinued operation	—	—	2,170	—	2,170

Total liabilities	638,994	3,545	161,844	(304,727)	499,656

Total stockholders’ equity	(64,787)	11,345	69,059	(80,404)	(64,787)

Total liabilities and stockholders’ equity	$574,207	$14,890	$230,903	$(385,131)	$434,869

	Year Ended December 31, 2014
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues	$383,227	$5,232	$64,703	$(56,342)	$396,820
Cost of revenues	149,574	3,103	21,186	(56,342)	117,521

Gross margin	233,653	2,129	43,517	—	279,299
Operating expenses:
Sales and marketing	57,484	—	17,512	—	74,996
Product development	56,279	447	12,806	—	69,532
General and administrative	38,578	15	4,417	—	43,010
Amortization of other intangibles	3,015	—	376	—	3,391
Restructuring charges	4,547	—	81	—	4,628

Total operating expenses	159,903	462	35,192	—	195,557

Income from continuing operations	73,750	1,667	8,325	—	83,742
Interest and other income (expense), net	(6,953)	1	(9)	—	(6,961)
Earnings from subsidiaries	6,931	—	—	(6,931)	—

Income from continuing operations before income taxes	73,728	1,668	8,316	(6,931)	76,781
Provision for income taxes	23,516	—	3,002		26,518

Net income from continuing operations	50,212	1,668	5,314	(6,931)	50,263
Net loss from discontinued operation	—	—	(51)	—	(51)

Net income	50,212	1,668	5,263	(6,931)	50,212
Other comprehensive income, net of taxes
Foreign currency translation	—	—	(7,518)	—	(7,518)
Unrealized loss on marketable securities (net of applicable taxes of $12)	(18)	—	—	—	(18)

Total other comprehensive income, net of taxes	(18)	—	(7,518)	—	(7,536)

Comprehensive income	$50,194	$1,668	$(2,255)	$(6,931)	$42,676

	Year Ended December 31, 2014
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash Flow from Operating Activities
Net income	$50,212	$1,668	$5,263	$(6,931)	$50,212
Adjustment to net income from continuing operations	—	—	51	—	51

Net income from continuing operations	50,212	1,668	5,314	(6,931)	50,263
Non-cash adjustments	54,891	2	(684)	—	54,209
Earnings from subsidiaries	(6,931)	—	—	6,931	—
Intercompany transactions	2,213	(2,521)	308	—	—
Changes in operating assets and liabilities	15,373	28	(4,715)	—	10,686

Net cash provided by operating activities from continuing operations	115,758	(823)	223	—	115,158

Cash Flow from Investing Activities
Additions to property and equipment	(8,375)	—	(598)	—	(8,973)
Additions to capitalized software	(1,367)	—	(506)	—	(1,873)
Purchases of marketable securities	(9,240)	—	—	—	(9,240)
Sales and maturities of marketable securities	100	—	—	—	100
Net changes in restricted cash	(173)	—	—	—	(173)

Net cash provided by (used in) investing activities from continuing operations	(19,055)	—	(1,104)	—	(20,159)

Cash Flow from Financing Activities
Proceeds from common stock issued from exercises of stock options	4,562	—	—	—	4,562
Proceeds from common stock issued under the employee stock purchase plan	6,353	9	—	—	6,362
Excess tax benefits from stock-based compensation	10,257	—	—	—	10,257
Withholding taxes related to equity award net share settlement	(6,619)	—	—	—	(6,619)
Repayments of debt	(85,000)	—	—	—	(85,000)
Common stock repurchased and retired	(15,141)	—	—	—	(15,141)
Payment of cash dividend	(13,405)	—	—	—	(13,405)

Net cash provided by (used in) financing activities from continuing operations	(98,993)	9	—	—	(98,984)

Net cash transferred to discontinued operations	(347)	—	—	—	(347)
Effect of exchange rate changes on cash and cash equivalents	—	—	(712)	—	(712)
Net change in cash and cash equivalents	(2,637)	(814)	(1,593)	—	(5,044)
Cash and cash equivalents, beginning of period	22,095	1,341	10,392	—	33,828

Cash and cash equivalents, end of period	$19,458	$527	$8,799	$—	$28,784